Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

EXCO Resources, Inc.:

We consent to the use of our reports dated February 27, 2008, with respect to the consolidated balance sheets of EXCO Resources, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference.

/s/ KPMG LLP

Dallas, Texas

December 12, 2008